Exhibit 10.14

AMENDMENT TO

EMPLOYEE MATTERS AGREEMENT

This Amendment is made effective as of June 2nd, 2014 to the Employee Matters Agreement (the “Agreement”) dated January 28, 2014 by and between International Paper Company, a New York corporation (“IP”), Veritiv Corporation (f/k/a xpedx Holding Company), a Delaware corporation and wholly owned subsidiary of IP (“Spinco”) and UWW Holdings, Inc., a Delaware corporation (“UWWH”) (collectively, the “Parties”).

WHEREAS, the Parties entered into the Agreement relating employee compensation and benefit plans and programs in order to facilitate and provide for the orderly transition thereof in connection with separation of Spinco and its subsidiaries from IP under the Contribution and Distribution Agreement and Merger Agreement dated as of January 28, 2014; and

WHEREAS, the Parties desire to amend the Agreement in certain respects prior to the consummation of the transactions enumerated in the Contribution and Distribution Agreement and Merger Agreement, which are expected to occur early in the third quarter of 2014 (the “Distribution”),

NOW, THEREFORE, the Agreement is hereby amended in the following respects:

1. Section 3.1 of the Agreement, entitled Termination of Participation in IP Benefit Plans, is amended by the addition of the following paragraph at the end thereof, which shall apply notwithstanding any contrary provision of Section 3.1 or any other provision of the Agreement (except that paragraphs (iii) and (iv) of Section 6.2 of the Agreement shall not be affected by the following paragraph):

Effective no later than 11:59pm on the day immediately prior to the Distribution Date, the Spinco Group Employees shall cease active participation in (including eligibility to contribute to) the IP Welfare Plans and shall commence, effective no later than midnight (12:00am) on the Distribution Date, participation in the corresponding Spinco Welfare Plans, as may be established by Spinco pursuant to Section 3.5(a) and consistent with the requirements of Section 6.1. IP shall retain all Liabilities under or with respect to (i) such IP Welfare Plans for claims incurred (within the meaning of Section 6.2(a)(ii)) prior to midnight (12:00am) of the Distribution Date, regardless of whether such Liability is reported prior to, on, or after midnight (12:00am) on the Distribution Date and (ii) any Spinco Welfare Plans for claims incurred (within the meaning of Section 6.2(a)(ii)) prior to midnight (12:00am) of the Distribution Date.

2. Section 5.2(c) of the Agreement, entitled Defined Contribution Plans, is amended in its entirety to read as follows:

(c) Transfer of Spinco Group Employee Accounts to Spinco 401(k) Plan. As soon as reasonably practicable following the Distribution Date, IP shall cause the trustee(s) of the IP 401(k) Plans to transfer, and Spinco shall cause the trustee of the Spinco 401(k) plan to accept, the account balances of Spinco Group Employees from the applicable IP 401(k) Plan to the Spinco 401(k) Plan in accordance with the applicable requirements of Section 414(l) of the Code. Such transfer shall be made in cash, except that (i) any promissory notes evidencing participant loans shall be transferred in kind, (ii) any securities or other interests held in a self-directed brokerage account of a Spinco Group Employee (subject to any mutually agreeable procedures established by the Parties, including with respect to any particular security or asset held in such account) shall be transferred in kind and (iii) any Spinco stock, or units in a fund of the IP 401(K) Plan holding Spinco stock, held in an account of a Spinco Group Employee, as representing distributed shares of Spinco stock received by the applicable IP 401(k) Plan on the

Distribution, shall be transferred in kind. For the avoidance of doubt, the Spinco 401(k) Plan will establish and maintain a frozen Spinco stock fund (for such period as determined by Spinco) but not an IP employer stock fund under the Spinco 401(k) Plan, and any portion of a Spinco Group Employee’s account under the IP 401(k) Plans that consists of shares of IP stock, units in an IP stock fund, or is otherwise invested in IP employer securities shall be converted to cash (at such time and in such manner as the appropriate fiduciary of the IP 401(k) Plan determines) before it is transferred to the Spinco 401(k) Plan on behalf of such employee. In no event shall the Spinco 401(k) Plan, any fiduciary or administrator thereunder, Spinco or any of its Affiliates have any Liability with respect to investments of Spinco Group Employees’ accounts in IP stock (or any other IP employer securities) or any failure by IP, any IP Entity, any of their Affiliates, or any fiduciary, administrator, recordkeeper or agent of any of them to comply with ERISA, the Code, the terms of the IP 401(k) Plans or any related contracts with respect to the IP 401(k) Plans or the accounts (including the accounts of Spinco Group Employees) thereunder.

3. Section 6.2(a)(i) of the Agreement, entitled Liability for Claims, is amended by the following restatement of the first and second sentences thereof, which shall apply notwithstanding any contrary provision of Section 6.2(a)(i) or any other provision of the Agreement:

With respect to unpaid covered claims incurred prior to midnight (12:00am) on the Distribution Date by any Spinco Welfare Plan Participant under any IP Welfare Plans or Spinco Welfare Plans, including claims that are self-insured and claims that are fully insured through third-party insurance, IP shall retain and be responsible for the payment for such claims or shall cause such IP Welfare Plans or Spinco Welfare Plans to fully perform, pay and discharge all such claims, as the case may be, and except as provided in Section 6.2(a)(iv), no Spinco Entity shall be responsible for any Liability with respect to any such claims. Claims incurred by Spinco Welfare Plan Participants on or after midnight (12:00am) on the Distribution Date shall be the sole responsibility of the Spinco Welfare Plan and the Spinco Entities.

4. Section 6.2(b) of the Agreement, entitled COBRA, is amended in its entirety to read as follows:

(b) COBRA. The IP Group and its applicable IP Welfare Plans shall be solely responsible for providing continued health coverage required by COBRA to Spinco Group Employees (and their qualifying beneficiaries) who experience a COBRA qualifying event (as defined in Section 4980B of the Code) under such IP Welfare Plans or Spinco Welfare Plans prior to midnight (12:00am) of the Distribution Date, and shall be solely responsible for all claims, obligations and Liabilities incurred under the applicable IP Welfare Plan or Spinco Welfare Plans as a result of such COBRA coverage. Spinco and the applicable Spinco Welfare Plans shall be solely responsible for providing continued health coverage to the extent required by COBRA to Spinco Group Employees who experience a COBRA qualifying event on or after midnight (12:00am) of the Distribution Date, and shall be solely responsible for all claims, obligations and Liabilities incurred under the applicable Spinco Welfare Plan as a result of such COBRA coverage.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed in their names by a duly authorized office as of the date first written above.

INTERNATIONAL PAPER COMPANY

By:	/s/ C. Cato Ealy
Name:	C. Cato Ealy
Title:	Senior Vice President

VERITIV CORPORATION

By:	/s/ C. Cato Ealy
Name:	C. Cato Ealy
Title:	Vice President

UWW HOLDINGS, INC.

By:	/s/ Allan R. Dragone
Name:	Allan R. Dragone
Title:	Chief Executive Officer